Exhibit 99.1
Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 8:30 a.m. January 31, 2014

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS
FOURTH CONSECUTIVE YEAR OF RECORD EARNINGS;
DECLARES 14% INCREASE IN QUARTERLY CASH DIVIDEND

ROANOKE, VIRGINIA (January 31, 2014) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the year ended December 31, 2013 and reported the Company earned record net income of $6,835,000 and record net income to common shareholders of $6,201,000 as compared to $6,489,000 and $5,503,000, respectively, during 2012, increases of 5% and 13%. Fully-diluted earnings per share for the year ending December 31, 2013 were $1.26 compared to $1.14 for the prior year, an increase of 11%. Return on average total assets was 0.86% and return on average shareholder's equity was 11.06% as compared to 0.83% and 10.31% respectively, for 2012.

Additionally, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share, payable on March 3, 2014 to its common shareholders of record on February 14, 2014. This amount represents a 14.3% increase over the amount paid throughout 2013 and represents the highest quarterly dividend in the Company's history. The amount and declaration of future cash dividends are subject to Board of Director’s approval.

Ellis L. Gutshall, President and CEO stated, “Our Company continues to deliver on all cylinders. We are reporting a fourth consecutive year of record earnings for Valley Financial Corporation, fueled by increased net interest income, increased noninterest income (exclusive of gains/losses taken on the sale of securities), and continued improvement in asset quality which resulted in an overall reduction in our allowance for loan and lease losses for the year. In addition to our financial performance, we are most pleased to have successfully redeemed in less than five years the aggregate investment the US Treasury made in our Company as well as completed the repurchase of the outstanding warrant issued to the US Treasury in conjunction with its investment without creating a dilutive impact to our shareholders."

www.myvalleybank.com
Mailing Address: PO Box 2740▪Roanoke VA 24001
36 Church Avenue SW▪Roanoke VA 24011▪Telephone: 540-342-BANK (2265) ▪FAX: 540-342-4514

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12/31/13 Release

Select financial highlights for 2013:

•	Record net income of $6,201,000 and $1.26 per diluted share, producing a return on average total assets of 0.86% and annualized return on average shareholder's equity of 11.06%.

•	Increase in loans outstanding of $28,407,000 or 5% over the prior year.

•	Increase in net interest margin of 17 basis points to 3.74% as compared to the 3.57% reported for the prior year.

•
Increase in noninterest income, excluding gains realized on the sale of investments, of $612,000 or 15% in comparison to 2012. Including gains realized on the sale of investments, noninterest income decreased $534,000 or 10% in comparison to 2012 due to $1.0 million in gains recorded during 2012 as compared to $45,000 recorded in 2013.

•
Nonperforming assets ("NPAs") decreased $5.9 million, from $32.2 million at December 31, 2012 to $26.3 million at December 31, 2013. This resulted in a 101 basis point reduction in the Company's NPAs as a percentage of total assets, from 4.20% at December 31, 2012 to 3.19% at December 31, 2013.

•	The Company's Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.49% at December 31, 2012 to 1.26% at December 31, 2013.

•
The Company issued an $11,000,000 subordinated note, the proceeds of which were used to complete the full redemption of the outstanding preferred stock held by the US Treasury and the repurchase of the outstanding warrant from the US Treasury.

For the three-month period ending December 31, 2013, the Company earned net income of $1,285,000 and net income to common shareholders of $1,243,000 as compared to $1,264,000 and $1,012,000 during the same period last year, increases of 2% and 23%. Fully-diluted earnings per share for the three-month period ending December 31, 2013 were $0.25 compared to $0.21 for the same three-month period of 2012, an increase of 19%. The quarter-to-date earnings produced an annualized return on average earning assets of 0.63% and an annualized return on average shareholder's equity of 9.15% as compared to 0.65% and 7.76% respectively for the prior year.

CAPITAL LEVELS STRONG
Valley Financial Corporation's capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 11.3% and 14.2%, respectively, at December 31, 2013 a decline as compared to 13.5% and 14.8% reported at December 31, 2012. The Company's tier 1 leverage ratio was 8.6% at December 31, 2013 in comparison to 10.3% at December 31, 2012. “The Company’s redemption of $14.4 million of preferred stock during 2013 was the primary driver to the decline in regulatory capital ratios at December 31, 2013 as compared to December 31, 2012." Gutshall stated.

ASSET QUALITY IMPROVEMENT
The Company's NPAs decreased 35 basis points to 3.19% as compared to 3.54% at September 30, 2013; and decreased 101 basis points from 4.20% of total assets reported at December 31, 2012. During the fourth quarter, nonaccrual loans decreased $0.5 million to $3.7 million; troubled-debt restructurings remained flat at $2.9 million, and foreclosed assets decreased $1.4 million to $19.7 million. In comparison to the prior year, nonaccrual loans decreased $3.5 million; troubled-debt restructurings decreased $279,000 and foreclosed assets decreased $1.7 million. There were no loans past due 90 days or more and still accruing interest at December 31, 2013 and September 30, 2013 compared to $401,000 at December 31, 2012.

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Nonaccrual Loans
Nonaccrual loans decreased $0.5 million during the fourth quarter of 2013 due to payoffs of two of our nonaccrual relationships.

Foreclosed Assets
During the fourth quarter the Company received $999,000 in proceeds on the sale of foreclosed assets and incurred net realized losses totaling $10,000 on these transactions. Additionally the Company took an impairment charge of $505,000 during the quarter, primarily on our largest commercial real estate property owned in OREO, based upon a letter of intent accepted from a qualified purchaser. The sale of this property is anticipated to be consummated prior to the end of the first quarter of 2014. Partially offsetting these decreases were capitalized improvements totaling $104,000 on several properties.

Impaired Loans
The Company's impaired loans decreased by $555,000 or 3% during the quarter to $19.9 million due to principal payments received during the quarter.

Past Due Loans
At December 31, 2013, total loans past due 30 - 89 days were $995,000, or 0.17% of total loans, a decrease from $5.8 million, or 1.07%, one year ago. Of the $995,000 past due, $752,000 or 76% are relationships that are classified watchlist and monitored monthly for impairment. In comparison to September 30, 2013, total loans past due 30 - 89 days decreased $1.1 million. There were no loans past due greater than 90 days and accruing interest at December 31, 2013 or September 30, 2013 as compared to $401,000 at December 31, 2012.

Provision/Charge-offs
The Company recorded a negative $198,000 provision for loan losses during the fourth quarter of 2013, as compared to a $451,000 provision for the same period last year. Net charge-offs as a percentage of average loans receivable was 0.01% for the fourth quarter of 2013, compared to 0.05% for the third quarter of 2013 and to 0.17% for the same quarter in the prior year. Net charge-offs for the quarter ended December 31, 2013 were $32,000, in comparison to $267,000 for the third quarter of 2013 and $939,000 for the same quarter one year ago. Net charge-offs for the year ended December 31, 2013 totaled $395,000 in comparison to $2.0 million for last year.

The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.49% at December 31, 2012 and from 1.33% at September 30, 2013 to 1.26% at December 31, 2013. At December 31, 2013, the Company's total reserves amounted to $7.2 million, of which $1.4 million are specific reserves on impaired loans and $5.8 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment. Total reserves represented 196% of the non-accrual loan balances as of December 31, 2013 as compared to 112% reported at December 31, 2012.

The reduction in ALLL year over year is a result of the following factors:

•
The Company experienced a $20.7 million reduction in its level of Watch-List loans from 2012 to 2013, including a $9.9 million reduction in its level of impaired loans and as a result decreased its risk assessment from high to medium for the credit quality trends risk factor as a result of the continued improving trends in asset quality.

•
The Company decreased its risk assessment from high to medium for the local economic trends risk factor as a result of the stabilization of the unemployment rate and the improved housing market in the Roanoke MSA.

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•	The Company decreased its risk assessment from high to low on our large relationship risk factor due to an improved risk profile on these relationships.

"We continue to make significant improvement in our nonperforming and classified loan categories which allows us to reduce our overall allowance for loan and lease losses. Nonaccrual loans are at their lowest levels in five years. Net charged-off loans for 2013 total $395,000, a significant decrease from the $2.0 million and $1.6 million charged off in 2012 and 2011, respectively." Gutshall continued, "While our nonperforming asset portfolio remains higher than desired as a result of our foreclosed asset portfolio, we are encouraged with the letter of intent received prior to year-end on our largest piece of commercial real estate property which when sold, will have a significant impact on our level of total nonperforming assets."

STRONG LOAN AND DEPOSIT GROWTH
At December 31, 2013, the Company's total assets were $825.3 million, total loans stood at $570.4 million, total investments were $181.9 million, total deposits were $677.0 million and total shareholders' equity was $48.9 million. Compared with December 31, 2012, the Company's total assets increased $60.8 million or 8%, total loans increased $28.4 million or 5%, total investments increased $31.4 million or 21% and total deposits increased $55.9 million or 9%. Average loans for the fourth quarter of 2013 were $562.5 million, up $8.1 million as compared to the third quarter of 2013, while average securities were $166.1 million, down $4.6 million and average deposits were $659.8 million, up $6.8 million as compared to the third quarter of 2013.

SHAREHOLDERS' EQUITY IMPACTED BY TARP REDEMPTION
Total shareholders' equity decreased $15.3 million or 24% due to the full redemption of the $14.4 million of preferred stock from the US Treasury, the $1.5 million purchase of the outstanding warrant held by the US Treasury, $670,000 in dividends paid during the year to our common shareholders, the $563,000 in preferred dividend payments and the negative $5.2 million swing in the unrealized gain/loss position on our AFS portfolio that ran through other comprehensive income as a result of the rapid increase in long-term interest rates that occurred after the Federal Reserve signaled and began tapering of its asset purchases. These reductions in equity were offset by the $6.8 million in net income earned. As a result of the above, the Company's tangible book value per share decreased from $10.50 per share at December 31, 2012 to $10.22 per share at December 31, 2013.

NET INTEREST INCOME IMPROVES YEAR OVER YEAR
Net interest income was $27.1 million for the year ended December 31, 2013, an increase of $1.4 million or 5.5% compared to 2012. The Company's net interest margin was 3.74%, up 17 basis points compared to the 3.57% reported for last year. The increase in net interest margin is the result of funding cost reductions as the Company's average cost of funds during 2013 was 0.59%, down 26 basis points from the 0.85% reported for the prior year.

Net interest income was $6.9 million for the fourth quarter of 2013, relatively flat when compared to the third quarter of 2013. However, as anticipated the Company's net interest margin, at 3.67%, decreased by 6 basis points as compared to the 3.73% reported for the three months ended September 30, 2013. Our yield on earning assets actually increased by 1 basis point to 4.27% in the fourth quarter as compared to 4.26% reported for the third quarter of 2013 due primarily to an increase in the yield earned on our investment portfolio. Gutshall commented, "As expected, the recent $11.0 million subordinated note issuance on October 15, 2013 impacted our margin for the fourth quarter as the interest expense is

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included in our net interest margin whereas the preferred dividends were an after-tax expense of the Company. Continued margin expansion will be difficult in 2014; however we did implement another round of funding cost reductions on our Premier Money Market account effective January 1, 2014 which should help offset the impact from the subordinated note issuance as well as the loan yield compression anticipated during 2014."

NONINTEREST INCOME
For the year ended December 31, 2013, noninterest income was $4.8 million, a $534,000 or 10% decrease when compared to the $5.3 million reported for the same period last year. Excluding gains taken on the sale of securities, noninterest income improved $612,000 or 15%, led by the Company's wealth management division. Brokerage fee income increased $238,000 or 31% while service charge income increased $225,000 or 14% and other income increased $168,000 or 16% primarily as a result of increased income earned on individual loan swap transactions. Mortgage fee income decreased slightly from $688,000 earned in 2012 to $669,000 earned in 2013 due to a softening in mortgage volume during the second half of 2013 as a result of increased mortgage rates. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.64% of average earning assets for the period compared to 0.57% in the prior year.

NONINTEREST EXPENSE
Non-interest expense for the year ended December 31, 2013 totaled $22.6 million, up $1.1 million or 5% as compared to the $21.5 million recorded for the year ended December 31, 2012. The Company's efficiency ratio (a non-GAAP metric that measures the costs expended to generate a dollar of revenue) for 2013 increased slightly to 69.44% as compared to 68.20% for last year. Specific items to note are as follows:

•
Compensation expense increased $1.2 million or 12% in comparison to 2012 as the result of equity and merit increases for all employees which went into effect January 1, 2013, increased commissions earned in Valley Wealth Management and increased incentive, profit sharing and performance bonuses based upon the Company's fourth consecutive year of record performance.

•
Occupancy and equipment expense increased $230,000 or 14% as a result of our expansion of office space in our downtown location, the new mortgage office at The Shoppes at West Village and our new Bonsack branch which opened November 1, 2013.

•
Data processing expense increased $236,000 or 18% due to an improvement and enhancement of our corporate-wide network and telecommunications infrastructure as well as increased customer transactions across all business lines.

•
These increases were partially offset by reduced insurance expense of $236,000 or 22% and reduced foreclosed asset expense of $674,000 or 26%. The reduction in insurance expense is primarily related to reduced FDIC assessment while foreclosed asset expense decreased due to a decrease in impairment write-downs taken in 2013 as compared to 2012.

Gutshall noted, "Continued noninterest expense management is a key area of focus for senior management. While we are pleased with the overall reduction in foreclosed asset expense as compared to last year, we anticipate further reductions as we continue to reduce the number of assets in that portfolio. We expect that these reductions should more than offset the increased operating expenses attributable to our new Bonsack branch during 2014."

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12/31/13 Release

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), 1327 Grandin Road in Roanoke City, 4467 Starkey Road and 4003 Challenger Avenue in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County.

The Bank's Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Year Ended 12/31/13	Year Ended 12/31/12
Net interest income, non tax-equivalent	$27,055	$25,641
Less: tax-exempt interest income	(641)	(531)
Add: tax-equivalent of tax-exempt interest income	971	805
Net interest income, tax-equivalent	$27,385	$25,915
Forward Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation's recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
In thousands	December 31, 2013	December 31, 2012
Assets
Cash and due from banks	$11,404	$9,576
Interest bearing deposits	4,958	10,227
Total cash and cash equivalents	16,362	19,803
Securities available for sale	159,861	124,220
Securities held to maturity (fair value 12/31/13: $22,471; 12/31/12: $27,791)	21,992	26,252
Loans, net of allowance for loan losses, 12/31/13: $7,200; 12/31/12: $8,060	563,160	533,893
Foreclosed assets	19,705	21,364
Premises and equipment, net	9,722	8,291
Bank owned life insurance	18,872	18,206
Accrued interest receivable	2,576	2,434
Other assets	13,096	10,121
Total assets	$825,346	$764,584
Liabilities and Shareholders' Equity
Liabilities:
Non-interest bearing deposits	$21,237	$24,289
Interest bearing deposits	655,798	596,812
Total deposits	677,035	621,101
Securities sold under agreements to repurchase	22,397	19,745
FHLB borrowings	43,000	38,000
Junior subordinated debentures	27,476	16,496
Accrued interest payable	424	337
Other liabilities	6,094	4,674
Total liabilities	776,426	700,353
Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2013 and 14,419 shares issued and outstanding at December 31, 2012	—	14,256
Common stock, no par value; 10,000,000 shares authorized; 4,787,605 shares issued and outstanding at December 31, 2013 and 4,760,095 shares issued and outstanding at December 31, 2012	22,626	23,940
Retained earnings	30,897	25,458
Accumulated other comprehensive income	(4,603)	577
Total shareholders' equity	48,920	64,231
Total liabilities and shareholders' equity	$825,346	$764,584

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VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Interest income
Interest and fees on loans	$6,916	$6,910	$27,412	$27,325
Interest on securities - taxable	909	759	3,270	3,799
Interest on securities - nontaxable	171	135	641	531
Interest on deposits in banks	11	9	28	39
Total interest income	8,007	7,813	31,351	31,694
Interest expense
Interest on deposits	621	909	2,576	4,251
Interest on borrowings	513	449	1,720	1,802
Total interest expense	1,134	1,358	4,296	6,053
Net interest income	6,873	6,455	27,055	25,641
Provision for loan losses	(198)	451	(465)	398
Net interest income after provision for loan losses	7,071	6,004	27,520	25,243
Noninterest income
Service charges on deposit accounts	475	436	1,824	1,599
Mortgage fee income	100	224	669	688
Brokerage fee income, net	282	113	1,006	768
Realized gain (loss) on sale of securities	(38)	1,033	45	1,191
Other income	327	273	1,212	1,044
Total noninterest income	1,146	2,079	4,756	5,290
Noninterest expense
Compensation expense	3,180	2,885	12,088	10,840
Occupancy and equipment expense	499	455	1,860	1,630
Data processing expense	397	405	1,530	1,294
Insurance expense	227	227	841	1,077
Professional fees	318	158	886	908
Foreclosed asset expense, net	852	1,699	1,942	2,616
Other operating expense	909	753	3,411	3,143
Total noninterest expense	6,382	6,582	22,558	21,508
Income before income taxes	1,835	1,501	9,718	9,025
Income tax expense	550	237	2,883	2,536
Net income	$1,285	$1,264	$6,835	$6,489
Preferred dividends and accretion of discounts on warrants	42	252	634	986
Net income available to common shareholders	$1,243	$1,012	$6,201	$5,503

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12/31/13 Release

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
PER COMMON SHARE
Earnings per share - basic	$0.26	$0.21	$1.30	$1.16
Earnings per share - diluted	$0.25	$0.21	$1.26	$1.14
Tangible book value			$10.22	$10.50

FINANCIAL RATIOS
Return on average assets	0.63%	0.65%	0.86%	0.83%
Return on average shareholders' equity	9.15%	7.76%	11.06%	10.31%
Net interest margin (FTE)[1]	3.67%	3.63%	3.74%	3.57%
Efficiency - Consolidated	77.89%	75.75%	69.44%	68.20%
Net charge-off to average loans	0.01%	0.17%	0.07%	0.38%
Total risk based capital - Consolidated			14.19%	14.77%
Total risk based capital - Bank only			14.14%	14.46%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$8,060	$9,650
Provision for loan losses			(465)	398
Charge-offs			(526)	(2,015)
Recoveries			131	27
Ending balance			$7,200	$8,060

ASSET QUALITY RATIOS
Nonperforming assets to total assets			3.19%	4.21%
Allowance for loan losses to total loans			1.26%	1.49%
Allowance for loan losses to nonaccrual loans			196.5%	112.2%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
Loans 90 days past due and accruing interest			$—	$401
Nonaccrual loans			3,665	7,185
Accruing troubled debt restructurings			2,922	3,201
Foreclosed assets			19,705	21,364
Total nonperforming assets			$26,292	$32,151

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets. The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”